                                                                    EXHIBIT 12.1


                            GLOBAL INDUSTRIES, LTD.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                             YEAR ENDED                NINE MONTHS                    THREE MONTHS
                                                              MARCH 31,                   ENDED        YEAR ENDED         ENDED
                                                ------------------------------------   DECEMBER 31,   DECEMBER 31,      MARCH 31,
                                                    1996        1997         1998        1998(1)          1999            2000
                                                ----------   ----------   ----------   ----------     ------------     ------------
Income (loss) before income taxes............   $   30,128   $   48,475   $   91,685   $   59,954     $   (8,688)      $  (10,389)
Less capitalized interest....................       (1,700)      (2,600)      (4,000)      (2,600)        (3,100)            (449)
                                                ----------   ----------   ----------   ----------     ----------       ----------
                                                    28,428       45,875       87,685       57,354        (11,788)         (10,838)
                                                ----------   ----------   ----------   ----------     ----------       ----------
Fixed charges:
   Interest expense, including debt
   issue amortization .......................          185        1,369        2,356        6,886         15,991            5,464
   Capitalized interest .....................        1,700        2,600        4,000        2,600          3,100              449
   Interest portion of rent expenses ........          220          241          408          392            634              167
                                                ----------   ----------   ----------   ----------     ----------       ----------
TOTAL FIXED CHARGES .........................        2,105        4,210        6,764        9,878         19,725            6,080
                                                ----------   ----------   ----------   ----------     ----------       ----------

EARNINGS (LOSS) BEFORE FIXED CHARGES ........   $   30,533   $   50,085   $   94,449   $   67,232     $    7,937       $   (4,758)

RATIO OF EARNINGS TO FIXED CHARGES ..........         14.5x        11.9x        14.0x         6.8x           .4x(2)           --x(2)

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(1)  Effective December 31, 1998, the Company changed its fiscal year-end to
     December 31 of each year.


(2) Earnings were inadequate to cover fixed charges by $11.8 million for the year ended December 31, 1999 and $10.8 million for the three months ended March 31, 2000.